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                                   EXHIBIT 11

              AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
           For the three and six months ended June 30, 1996 and 1995
                    (In thousands, except per share amounts)
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                                                              Three Months Ended            Six Months Ended
                                                                   June 30                       June 30
                                                              ------------------           -------------------
                                                                1997       1996               1997       1996
                                                                ----       ----               ----       ----

Average shares outstanding.................................    24,339     20,801             23,776     20,792
Net additional common equivalent shares....................       115        202                115        202
                                                              -------    -------           --------    -------

Average number of common and common equivalent
  shares outstanding.......................................    24,454     21,003             23,891     20,994
                                                              =======    =======           ========    =======

Net income for per share computation.......................   $ 2,910    $ 4,376           $(44,286)   $ 9,085
                                                              =======    =======           ========    =======

Net income per average common and common
   equivalent share outstanding............................   $  0.12    $  0.21           $  (1.85)   $  0.43
                                                              =======    =======           ========    =======

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